Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3200
CELL GENESYS REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
SOUTH SAN FRANCISCO, CA, February 21, 2006—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the fourth quarter and full year ended December 31, 2005.
For the fourth quarter of 2005, the company reported net income of $19.1 million, or $0.33 per fully diluted share, compared with a net loss of $26.4 million or $0.59 per share for the same period in 2004. During the fourth quarter of 2005, the company received $51.6 million in proceeds from the sale of 3.0 million shares of common stock of Abgenix, its former subsidiary. The net income for the 2005 fourth quarter can be primarily attributed to a gain of $48.8 million associated with the sale of Abgenix common stock. For the year ended December 31, 2005, the company had a net loss of $64.9 million, or $1.43 per share, compared with a net loss of $97.4 million or $2.23 per share in 2004. The decrease in net loss in 2005 is primarily related to the aforementioned gain on the sale of Abgenix common stock.
Cell Genesys ended 2005 with $129.6 million in cash, cash equivalents and short-term investments, and held approximately 3.0 million shares of common stock of Abgenix. Subsequent to year end, Cell Genesys sold its remaining shares of Abgenix common stock, resulting in proceeds of $65.5 million, pursuant to a strategy for optimizing the disposition of this asset.
Revenues for the fourth quarter and year ended December 31, 2005 were less than $0.1 million and were $4.6 million, respectively, compared with revenues of $3.2 million and $11.4 million for the comparable periods in 2004. The timing of revenue payments from licensing arrangements varies from quarter to quarter. The company’s research and development costs were $21.0 million and $92.4 million in the fourth quarter and year ended December 31, 2005, respectively, compared with $23.7 million and $92.1 million for the comparable periods of 2004.
“We are pleased with our product development progress during 2005, most notably the advancement of our lead program, GVAX® immunotherapy for prostate cancer, in phase 3 development,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “In addition, during 2005, we reported positive Phase 2 data in each of our GVAX immunotherapy programs in prostate cancer, pancreatic cancer and leukemia, and we have entered 2006 with the financial resources we need to move these programs forward in development. We remain fully committed to our goal of bringing novel biological therapies to patients with cancer.”
Fourth Quarter 2005 and Other Recent Highlights:
•	Reported at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in November encouraging two-year survival data from a Phase 2 clinical trial of GVAX immunotherapy for pancreatic cancer. Interim findings in 60 patients with operable pancreatic cancer who received GVAX immunotherapy after surgical resection of their tumor and adjuvant radiation and chemotherapy indicated that one-year survival was 88% and the two-year survival was 76%, with a mean follow-up of approximately 24 months. These results compare favorably with historical data from multiple studies in patients undergoing pancreatic cancer surgery and adjuvant therapy, for whom the two-year survival has been reported to be in the range of 40 to 50%, as recently published in the July 2005 issue of the Journal of Clinical Oncology.

•	Reported at the American Society of Hematology meeting in December encouraging clinical data from a Phase 2 trial of GVAX immunotherapy for chronic myelogenous leukemia (CML). Nineteen CML patients with molecular evidence of persistent leukemia despite more than one year of Gleevec® (imatinib mesylate) therapy were treated with GVAX immunotherapy while continuing to receive Gleevec. The initial findings of this trial indicate that the addition of the immunotherapy to Gleevec therapy has reduced persistent leukemic disease in 9 of 19 patients to date as demonstrated by reductions in bcr-abl — a clinically relevant genetic marker found on the leukemic cells. Of the remaining 10 patients, only one patient has progressed on therapy with GVAX while the other 9 continue to be monitored for reductions in bcr-abl. Reductions of bcr-abl have been previously shown to be strongly associated with improved progression-free survival in patients with CML.

•	Announced the sale of the company’s manufacturing operations in San Diego, CA to Genzyme Corporation. Genzyme paid Cell Genesys $3.2 million in cash for the assets contained in the 47,000 square-foot leased facilities. The company’s San Diego manufacturing operations had been used to produce viral-based products, which now comprise a minor portion of the company’s product development programs.

•	Announced at the JPMorgan Healthcare Conference last month that abstracts have been accepted by the 2006 American Society of Clinical Oncology Prostate Cancer Symposium to provide an update on the company’s second Phase 2 clinical trial of GVAX immunotherapy for prostate cancer, and by the American Urological Association to provide initial Phase 1 clinical data for its lead oncolytic virus therapy, CG0070 in bladder cancer.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Cell Genesys will host its quarterly and year-end conference call to discuss events that occurred during the fourth quarter 2005 and to provide financial guidance for 2006 at 8:30 a.m. PST on Wednesday, February 22, 2006. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 72 hours following the call. Please refer to reservation number 819024.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three months ended		Twelve months ended
(unaudited, in thousands except per share data)	December 31,		December 31,
	2005	2004	2005	2004

Revenue	$85	$3,184	$4,584	$11,458
Operating expenses:
Research and development	21,030	23,706	92,405	92,133
General and administrative	4,986	3,492	16,342	17,928
Restructuring charges	753	—	2,350	—

Total operating expenses	26,769	27,198	111,097	110,061

Loss from operations	(26,684)	(24,014)	(106,513)	(98,603)
Other income (expense)
Gain on sale of Abgenix, Inc. common stock	48,830	—	55,123	12,160
Interest and other income	748	771	3,058	2,662
Interest expense	(2,635)	(3,181)	(10,679)	(9,885)

Income (loss) before income taxes	20,259	(26,424)	(59,011)	(93,666)
Income tax provision	(1,203)	—	(5,928)	(3,745)

Net income (loss)	19,056	(26,424)	(64,939)	(97,411)
Dividend in kind to preferred stockholders	—	100	4	100

Net income (loss) attributed to common stockholders	$19,056	$(26,524)	$(64,943)	$(97,511)

Basic net income (loss) per common share	$0.42	$(0.59)	$(1.43)	$(2.23)

Diluted net income (loss) per common share	$0.33	$(0.59)	$(1.43)	$(2.23)

Weighted average shares of common stock outstanding — basic	45,547	44,960	45,434	43,682

Weighted average shares of common stock outstanding — diluted	61,616	44,960	45,434	43,682

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	December 31,	December 31,
	2005	2004
	(unaudited)	(note 1)

Cash, cash equivalents and short-term investments, including restricted cash	$129,598	$174,971
Investment in Abgenix, Inc. common stock	63,824	68,503
Prepaid expenses and other current assets	2,104	1,184
Property and equipment, net	142,225	159,663
Noncurrent deferred tax assets	24,430	25,177
Unamortized debt issuance costs and other assets	4,794	5,641

Total assets	$366,975	$435,139

Deferred revenue	$—	$2,031
Other current liabilities	12,343	20,761
Accrued income taxes	32,612	29,954
Deferred tax liabilities	24,430	25,177
Other liabilities	2,174	—
Capital lease obligation, less current portion	49,919	51,013
Convertible senior notes	145,000	145,000
Redeemable convertible preferred stock	—	1,897
Stockholders’ equity	100,497	159,306

Total liabilities and stockholders’ equity	$366,975	$435,139

     Note 1. Derived from audited financial statements.